UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MainStreet Bancshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	81-2871064
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA	22030
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock	Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-241000

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of MainStreet Bancshares, Inc., a Virginia corporation (the “Company”), each representing a 1/40th interest in a share of the Company’s 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share).

For a description of the Series A Preferred Stock and the Depositary Shares, reference is made to the information set forth under the headings “Description of the Preferred Stock” and “Description of the Depositary Shares” in the Company’s Prospectus Supplement, dated September 10, 2020 to the Prospectus, dated August 24, 2020, which constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-241000), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Articles of Incorporation of MainStreet Bancshares, Inc., as amended and restated – incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

3.2	Articles of Amendment designating the 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock – incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on September 15, 2020.

3.3	Bylaws of MainStreet Bancshares, Inc. – incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

4.1	Deposit Agreement, dated as of September 15, 2020, by and among MainStreet Bancshares, Inc., American Stock Transfer & Trust Company, LLC, and the holders from time to time of the Depositary Receipts described therein – incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 15, 2020.

4.2	Form of Depositary Receipt representing the Depositary Shares – incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on September 15, 2020.

4.3	Description of the Registrant’s Common Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 – incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINSTREET BANCSHARES, INC.

Date: September 15, 2020	By:	/s/ Jeff W. Dick
Jeff W. Dick
Chairman and Chief Executive Officer